Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel:86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Announces Reverse Stock Split

Company Aims to Maintain Listing on NASDAQ

TIANJIN, CHINA--(October 9, 2012) – China Auto Logistics Inc. (the "Company") (NasdaqGM: CALI), one of China's leading developers of websites for buyers and sellers of imported and domestic automobiles, a top seller in China of imported luxury cars, and a leading provider of auto-related services, today announced that, as previously approved by stockholders at a Special Meeting of Stockholders held on September 4, 2012,  it has filed a Certificate of Amendment to its Articles of Incorporation, as amended, to effect a 1-for-6 reverse stock split of its common stock that will become effective at the end of business today.

As a result of the reverse stock split, every six (6) shares of the Company’s issued and outstanding common stock have been combined into one (1) share of common stock, par value, $0.001 per share.  Any fraction of a share of common stock that would otherwise have resulted from the reverse stock split will be rounded up to the next whole share.  There will be no change to the authorized shares of common stock of the Company as a result of the reverse stock split.

Trading of the Company’s common stock on The Nasdaq Global Market (“Nasdaq”) will continue, starting tomorrow, October 10, 2012, on a reverse stock split-adjusted basis, under the symbol “CALI”.  The new CUSIP number for the Company’s common stock following the reverse stock split is 16936J 202.

Corporate Stock Transfer, the Company’s transfer agent, will act as exchange agent for the reverse stock split.  Transmittal letters will be provided to registered holders of the Company’s common stock providing appropriate instructions.

The primary objective of the reverse stock split is to maintain the Company’s listing on Nasdaq by regaining compliance with the minimum bid price listing requirement.  Under this requirement, the Company’s common stock must have a closing bid price of at least $1.00 for a minimum of 10 consecutive trading days prior to November 12, 2012.  There can be no assurance that the reverse stock-split will have the desired effect of maintaining the closing bid price of the Company’s common stock above $1.00 to meet this requirement.

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles, and also manages China's largest imported auto mall in Tianjin. Additionally, it operates www.cali.com.cn, one of the leading automobile portals in China, as well as three major websites serving China's auto dealers and their customers. The Company also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727